Exhibit 10.4

Document A133™ – 2009 Exhibit A

Guaranteed Maximum Price Amendment

for the following PROJECT:

(Name and address or location)

Construction of an approximately 340,000 square foot new office building at Erie

Insurance’s home office complex located in Erie, Pennsylvania at the following address:

125 East Sixth Street

Erie, PA 16501

THE OWNER:

(Name, legal status and address)

Erie Indemnity Company, a Pennsylvania business corporation with its principal offices and place of business at

144 East Sixth Street

Erie, PA 16530

THE CONSTRUCTION MANAGER:

(Name, legal status and address)

P.J. Dick, Inc.

P.O. Box 6774

225 North Shore Drive

Pittsburgh, Pennsylvania 15212

ARTICLE A.1

§ A.1.1 Acceptance Of Guaranteed Maximum Price Proposal

In accordance with Section 2.2 of the Agreement, Construction Manager submitted to Owner its Guaranteed Maximum Price Proposal, dated June 30, 2017 (the “GMP Proposal”), a copy of which is attached hereto. Owner hereby accepts the GMP Proposal, and the Owner and Construction Manager hereby amend the Agreement, pursuant to Section 2.2.6 of the Agreement, to establish a Guaranteed Maximum Price and a guaranteed schedule for the Project as set forth below and in the GMP Proposal. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect and is otherwise unchanged by this Amendment.

ADDITIONS AND DELETIONS:

The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed . A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

AIA Document A201™ 2007, General Conditions of the Contract for Construction, is adopted in this document by reference. Do not use with other general conditions unless this document is modified.

ARTICLEA.2

§ A.2.1 Guaranteed Maximum Price

Pursuant to Section 2.2.6 of the Agreement, the Owner and Construction Manager hereby amend the Agreement to establish a Guaranteed Maximum Price. As agreed by the Owner and Construction Manager, the Guaranteed Maximum Price is an amount that the Contract Sum shall not exceed. The Contract Sum consists of the Construction Manager’s Fee plus the Cost of the Work, as that term is defined in Article 6 of this Agreement.

§ A.2.1.1 The Contract Sum is guaranteed by the Construction Manager not to exceed Ninety Nine Million, Eight Hundred Seventy Five Thousand, Five Hundred Thirty-One U.S. Dollars ($99,875,531.00), subject to additions and deductions by Change Order as provided in the Contract Documents.

§ A.2.1.2 Itemized Statement of the Guaranteed Maximum Price. An itemized statement of the Guaranteed Maximum Price organized by trade categories, allowances, contingencies, alternates, the Construction Manager’s Fee and other items that comprise the Guaranteed Maximum Price, is set forth in Section 2 of the GMP Proposal.

lnit. /	AIA Document A133™ – 2009 Exhibit A. Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 10:43:17 on 07/02/2017 under Order No.8590459320_ 1 which expires on 10/31/201 7, and is not for resale.
User Notes: (1782674219)

§ A.2.1.3 The GMP Proposal includes various Alternates specified in Section 3. Owner is not, at this time, accepting any of the Alternates, but shall have the right to do so (by written notice to Construction Manager) for the Alternate prices stated in the GMP Proposal through and including December 31, 2017.

§ A.2.1.4 Allowances included in the Guaranteed Maximum Price are specified in Section 6 of the GMP Proposal.

§ A.2.1.5 The Guaranteed Maximum Price and this Amendment are based upon the Qualifications and Exclusions contained in Section 4 of the GMP Proposal and other clarifications stated therein.

§ A.2.1.6 The Guaranteed Maximum Price is based upon the Drawings and Specifications issued for the Project through Issue 114 and Architect’s response to all Requests for Information (RFI’s) received through June 8, 2017, as more fully specified in the GMP Proposal.

§ A.2.1.7 The Guaranteed Maximum Price is based upon the assumption that Associated Finish Systems (“AFS”), the lowest, qualified bidder and the subcontractor selected by Construction Manager for performance of Drywall and General Trades work, will execute Construction Manager’s subcontract and be able to obtain and furnish a payment and performance bond for the prospective AFS subcontract. In the event AFS fails to execute its subcontract or is unable to obtain and furnish appropriate surety bonding for its prospective subcontract, Construction Manager shall negotiate with the other subcontractors that provided bids for the Drywall and General Trades work and, subject to Owner approval (which shall not be unreasonably withheld), shall enter into a subcontract with the next lowest, qualified bidder for performance of the Drywall and General Trades work (“Replacement Subcontractor”). In such event, Owner and Construction Manager shall execute a Change Order, amending the Guaranteed Maximum Price as follows:

(a) In the event the subcontract price with the Replacement Subcontractor exceeds the AFS bid price, the Change Order shall provide for an increase in the Guaranteed Maximum Price in an amount equal to fifty percent (50%) of the difference between the Replacement Subcontractor subcontract price and the AFS bid amount.

(b) In the event the subcontract price for the Replacement Subcontractor is less than the AFS bid price, the Change Order shall provide for a decrease in the Guaranteed Maximum Price equal to the difference between the Replacement Subcontractor subcontract price and the AFS bid amount.

ARTICLE A.3

§ A.3.1 Construction Schedule

Construction Manager hereby agrees that the guaranteed date for achievement of Substantial Completion established by this Amendment is January 20, 2020 and the date for achievement of Final Completion is April 20, 2020, as such may be adjusted hereafter by Change Order. The construction Schedule, with a data date of June 19, 2017, which is included in Section 7 of the GMP Proposal (a native Phoenix Project Manager file of which has been provided to Owner), shall be the baseline Schedule for this Agreement.

/s/ Gregory J. Gutting	/s/ Jeffrey D. Turconi
OWNER (Signature)	CONSTRUCTION MANAGER (Signature)

Gregory J. Gutting, EVP and Chief Financial Officer	Jeffrey D. Turconi, President
(Printed name and title)	(Printed name and title)
(Table deleted)

lnit. /	AIA Document A133™ – 2009 Exhibit A. Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 10:43:17 on 07/02/2017 under Order No.8590459320_1 which expires on 10/31/2017, and is not for resale.
User Notes: (1782674219)

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